Exhibit 10.5

Bitcoin Option Contract Cancellation Agreement

This Contract Cancellation Agreement is made and entered into as of [Jun 20th 2024] by and between [Next Technology Holding Inc.], hereinafter referred to as “Party A,” and [ANTS INVESTMENT MANAGEMENT PTE. LTD], hereinafter referred to as “Party B.”

WHEREAS, Party A and Party B entered into a Bitcoin Option Contract dated May 2nd 2024 for purchasing 20,000 BTC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Cancellation of the Bitcoin Option Contract

The parties hereby agree to cancel the Original Contract in its entirety. As of the effective date of this agreement, neither party shall have any further obligations or liabilities under the Original Contract.

2. Confidentiality

The parties agree to maintain the confidentiality of all information obtained during the course of the Original Contract, except as required by law or as necessary for the enforcement of this agreement.

3. Entire Agreement

This agreement constitutes the entire agreement between the parties with respect to the cancellation of the Original Contract and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Contract Cancellation Agreement as of the date first above written.

Party A: Next Technology Holding Inc.

By:	/s/ Weihong Liu

Party B: ANTS INVESTMENT MANAGEMENT PTE. LTD

By:	/s/ Bo Li